ADMINISTRATIVE SERVICE AGREEMENT

                                     BETWEEN

                              THE MP 63 FUND, INC.
                                       AND

                          AMERICAN DATA SERVICES, INC.


















                                [GRAPHIC OMITTED]

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                                      INDEX
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1.  DUTIES OF THE ADMINISTRATOR................................................3
ADMINISTRATION.................................................................4
FUND ACCOUNTING................................................................5
STOCK TRANSFER.................................................................5

2.  COMPENSATION OF THE ADMINISTRATOR..........................................6


3.  INDEMNIFICATION............................................................7


4.  REPORTS....................................................................8


5.  ACTIVITIES OF THE ADMINISTRATOR............................................8


6.  CONFIDENTIALITY............................................................8


7.  DURATION AND TERMINATION OF THE AGREEMENT..................................8


8.  ASSIGNMENT.................................................................8


9.  NEW YORK LAWS TO APPLY.....................................................9


10. AMENDMENTS TO THIS AGREEMENT...............................................9


11. MERGER OF AGREEMENT........................................................9


12. NOTICES....................................................................9


13. REGARDING THE ADMINISTRATOR................................................9


SCHEDULE A....................................................................10
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(A) ADMINISTRATIVE SERVICE FEE:...............................................10
(B) EXPENSES..................................................................10
(C) FEES TO BE CHARGED DIRECTLY TO SHAREHOLDER ACCOUNTS:......................10
(C) SPECIAL REPORTS...........................................................11

SCHEDULE B....................................................................12
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                        ADMINISTRATIVE SERVICES AGREEMENT
                        ---------------------------------


AGREEMENT dated as of _______________________, by and between The MP 63 Fund, Inc., a Maryland Corporation, having an office and place of business at 1010 Mamaroneck Avenue, Mamaroneck, New York 10543 (the "Fund"), and American Data Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 (the "Administrator").

                                   BACKGROUND

             WHEREAS, the Fund is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act");

             WHEREAS, the Administrator is a corporation experienced in providing administrative, fund accounting, and stock transfer services to mutual funds and possesses facilities sufficient to provide such services;

             WHEREAS, the Fund desires to have Mr. Michael Miola as President of American Data Services, Inc. serve as an "Interested Director" on its Board of Directors for the life of this Agreement and the Administrator is willing to provide Mr. Miola's services as an "Interested Director"; and

             WHEREAS, the Fund desires to avail itself of the experience, assistance and facilities of the Administrator and to have the Administrator perform for the Fund certain services appropriate to the operations of the Fund and the Administrator is willing to furnish such services in accordance with the terms hereinafter set forth.

             NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


                                      TERMS

 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Administrator to act as the Fund's administrator, fund accounting agent, transfer agent for the Fund's authorized and issued shares of its common stock, ("Shares"), dividend disbursing agent and agent in connection with any IRA or any other qualified retirement plan provided to the shareholders of the Fund ("Shareholders") set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund.


1. DUTIES OF THE ADMINISTRATOR.

             The Administrator agrees that it will provide all administrative services necessary and customary to administer a mutual fund, as well as all necessary and customary fund accounting services other than those provided by the Fund's independent accountants, as well as all necessary and customary stock transfer services to the Fund, and will provide the Fund with the necessary office space, communication and data processing facilities and personnel to perform such services for the Fund, including:

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                                 ADMINISTRATION

(a) Monitor all regulatory (1940 Act and IRS) and prospectus restrictions for compliance;

 (b) Prepare and print semi-annual and annual financial statements (printing costs to be considered an out-of-pocket expense as noted in Schedule A, paragraph (b);

 (c) Prepare and print management reports for performance and compliance analyses as reasonably requested by the Fund from time to time;

(d) Prepare selected financial data required for directors' meetings as agreed upon by the Fund and the Administrator from time to time and coordinate directors meeting agendas with outside legal counsel to the Fund;

(e) Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund's independent public accountants;

 (f) Prepare the Fund's federal, state, and local tax returns to be reviewed by the Fund's independent public accountants;

(g) Prepare and maintain the Fund's operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate it's daily net asset value; and prepare all payment authorizations to be sent to the custodian bank to initiate vendor payments.

(h) 1933 and 1940 ACT filings -
         In conjunction with the Fund's outside legal counsel the Administrator will:
               --Prepare the Fund's Semi-Annual Form N-SAR reports;
               --Update all financial sections of the Fund's
                 Statement of Additional Information and
                 coordinate its completion with Fund Counsel;
               --Update all financial sections of the Fund's  prospectus and coordinate its completion with Fund Counsel;
               --Update all financial sections of the Fund's proxy statement and coordinate its completion with Fund Counsel;
               --Prepare the annual update to Fund's 24f-2 filing.

(i) Monitor services provided by the Fund's custodian bank, auditors, legal counsel, as well as any other service providers to the Fund;

(j) Provide appropriate financial schedules (as requested by the Fund's independent public accountants or SEC examiners), coordinate the Fund's annual or SEC audit, and provide office facilities as may be required;

(k) Attend all management and Board of Directors meetings, and in connection therewith provide notice of meetings, agendas and minutes;

(l) The preparation and filing (filing fee to be paid by the Fund) of applications and reports as necessary to register or maintain the Funds registration under the securities or "Blue Sky" laws of the various states selected by the Fund.

(m) Administer adequate cash flow for the Fund.


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(n) Coordinate the printing of all fund materials with printers that have been selected by the Fund.

(o) Provide customer service function for the Fund.


                                 FUND ACCOUNTING

(a) Timely calculate and transmit to NASDAQ the Fund's daily net asset value and communicate such value to the Fund and its transfer agent. Net asset value as determined by 1940 Act and prospectus;

(b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of Administrator's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and the Administrator. Without limiting the generality of the foregoing, the Administrator will prepare and maintain the following records:

                      --Cash receipts journal
                      --Cash disbursements journal
                      --Dividend record
                      --Purchase and sales - portfolio securities journals --Subscription and redemption journals
                      --Security ledgers
                      --Broker ledger
                      --General ledger
                      --Daily expense accruals
                      --Daily income accruals
                      --Securities and monies borrowed or loaned
                        and collateral therefore
                      --Foreign currency journals
                      --Trial balances

 (c) Provide the Fund and its investment adviser with daily cash forecast report, portfolio valuation, securities transaction report, net asset value calculation, daily income and expense accrual report, and other standard operational reports.


(d) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

(e) Provide facilities to accommodate the Fund's review of its books and records maintained by the Administrator.


                                 STOCK TRANSFER



(a) In accordance with procedures established from time to time by agreement between the Fund and the Administrator, the Administrator shall:

I. Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Fund (the "Custodian") approved by the Board of Directors of the Fund;


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II.  Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

III. Receive for acceptance redemption requests and redemption directions and provide Custodian with the appropriate documentation and instructions to transfer monies from the Fund's custodian account to the Fund's redemption account at the custodian bank;

IV. At the appropriate time as and when monies are transferred from the Fund's custodian account to the Fund's redemption account by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

 V. Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

 VI. Prepare and transmit payments for dividends and distributions declared by the Fund;

 VII. Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

VIII.Record the issuance of shares of the Fund and maintain pursuant to SEC
     Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized and issued and outstanding

 (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Administrator shall:

Perform all of the customary services of a transfer agent, dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases redemption's of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and
(ii) provide a system and reports which will enable the Fund to monitor the total number of Shares sold in each State.


Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and the Administrator.

The Administrator shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


2.  COMPENSATION OF THE ADMINISTRATOR.
         In consideration of the services to be performed by the Administrator as set forth herein for each Fund listed in Schedule B, the Administrator shall be entitled to receive and the Fund agrees to pay the Administrator the fees and reimburse those of out-of-pocket expenses set forth on the fee schedule attached hereto as Schedule A.


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3. INDEMNIFICATION.

         The Administrator shall not be responsible for, and the Fund shall indemnify and hold the Administrator harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

 (a) All actions of the Administrator required to be taken or taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct or violation of applicable law.

 (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or violation of applicable law.

 (c) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, except if such sale is conducted with the knowledge of the Administrator or against the written advice of the Administrator.

At any time the Administrator may apply to any officer of the Fund for instructions, and may consult with the Fund's legal counsel with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement, and the Administrator shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel except if the Administrator knew or should have known that such conduct was illegal or improper. The Administrator shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund or its Advisor, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Administrator by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

The Administrator shall indemnify and hold the Fund harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Administrator's negligence or willful misconduct or violation of applicable law.

In order that the indemnification provisions contained in this Article shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent. The party seeking indemnification shall notify the other party in a reasonable period of time after reviewing any claim. A copy of the claim shall accompany such notice. The other party shall have the right to choose counsel to defend against such claim after consultation with the party seeking indemnification.


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4.  REPORTS.

         The Administrator shall provide to the Board of Directors of the Fund, on a quarterly basis, a report, in such a form as the Administrator and the Fund shall from time to time agree, representing that, to its knowledge, the Fund was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Fund was not so in compliance. Whenever, in the course of performing its duties under this Agreement, the Administrator determines, on the basis of information supplied to the Administrator by the Fund, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, the Administrator shall promptly notify the Fund and its counsel of such violation.


5.  ACTIVITIES OF THE ADMINISTRATOR.
         The Administrator shall be free to render similar services to others so long as its services hereinunder are not impaired thereby.



6.  CONFIDENTIALITY.
         The Administrator agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and such information shall not be disclosed to any person except as may be authorized by the Fund.


7.  DURATION AND TERMINATION OF THE AGREEMENT.
         This Agreement shall become effective as of the date the Fund `s registration statement is declared effective by the SEC and shall remain in force for a period of two (2) years. This Agreement may be extended for one (1) year terms thereafter by the approval of the Board of Directors and the Administrator.

         The Fund, however, can terminate this agreement on 60 days written notice to the Administrator in the event the Administrator is not performing the services required hereunder in a usual and customary manner; and provided further that the Administrator can terminate this contract upon 60 days prior written notice to the Fund.

         Upon termination of this Agreement, the Administrator shall deliver all unissued and canceled stock certificates representing Shares, if any, remaining in its possession, and all Shareholder records, books stock ledgers, instruments and other documents (including computer or other electronically stored information) made or accumulated in the performance of its duties hereunder (which Administrator acknowledges are the property of the Fund), along with a certified locator document clearly indicating the complete contents therein, to such successor as may be specified in a notice of termination or other instruction.7


8.  ASSIGNMENT.
         This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of the Administrator, or by the Administrator without the prior written consent of the Fund.


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9.  NEW YORK LAWS TO APPLY
         The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


10. AMENDMENTS TO THIS AGREEMENT.
         This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.


11. MERGER OF AGREEMENT
         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


12. NOTICES.
         All notices and other communications hereunder shall be in writing, shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, or by telecopier and shall be given to the following addresses (or such other addresses as to which notice is given):


To the Fund:......                             To the Administrator:
Mrs. Vita Nelson..                             Michael Miola
President.........                             President
The MP 63 Fund, Inc.                           American Data Services, Inc.
1010 Mamaroneck Avenue                         150 Motor Parkway, Suite 109
Mamaroneck, NY 10543                           Hauppauge, NY  11788



13. REGARDING THE ADMINISTRATOR.
        The Administrator warrants and represents that it is duly authorized and permitted to act as transfer agent and dividend disbursing agent under all applicable laws and that it will immediately notify the Fund of any revocation of such authority or permission or of the commencement of any proceeding or other action which may lead to such revocation.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE MP 63 FUND, INC.                           AMERICAN DATA SERVICES, INC.


 By:____________________________               By:__________________________
    Vita Nelson, President                        Michael Miola, President


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                                   SCHEDULE A


(A) ADMINISTRATIVE SERVICE FEE:

         For the services rendered by the Administrator in its capacity as administrator, as specified in Paragraph 1. DUTIES OF THE ADMINISTRATOR., the Fund shall pay the Administrator within ten (10) days after receipt of an invoice from the Administrator at the beginning of each month, a fee computed as follows:

       CALCULATED FEE WILL BE BASED UPON PRIOR MONTH'S AVERAGE NET ASSETS:
                          (No prorating partial months)


                                   Monthly Fee
First $75 million of average net assets of Fund
 ................................................1/12th of 0.35%(35 basis points)
Next $125 million of average net assets of Fund
 .............................................. 1/12th of 0.30% (30 basis points)
Next $300 million of average net assets of Fund
 ..................................... .........1/12th of 0.25% (25 basis points)
Next $500 million of average net assets of Fund
 .............................................. 1/12th of 0.20% (20 basis points)
All average net assets of Fund in excess of $1 billion
 .............................................. 1/12th of 0.10% (10 basis points)



(B) EXPENSES.

         The Fund shall reimburse the Administrator for any direct out-of-pocket expenses, incurred by the Administrator in connection with the performance of its duties hereunder to include: costs for printing, and filing with the SEC via EDGAR when applicable, fund documents (i.e. shareholder transaction confirmation statements, periodic shareholder transaction statements, redemption/dividend checks, envelopes, financial statements, forms 1099 and 5498, proxy statements, fund prospectus, IRA and any other qualified plan kits offered by the Fund, etc.), initial 800-line installation cost and monthly recurring invoice from AT&T for incoming calls, postage, costs incurred by a mail fulfillment house (1) utilized for mailing the following (periodic shareholder account statements, semi-annual and annual financial statements, proxy statement, Fund prospectus), pro-rata portion (not to exceed $300) of annual SAS-70 audit letter, and any authorized courier charges.

The Administrator shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse the Administrator within fifteen (15) days after receipt thereof.

 (1) Fund management reserves the right to approve the selection of the fulfillment house utilized or to utilize their internal facilities to do the mailing.

 (C) FEES TO BE CHARGED DIRECTLY TO SHAREHOLDER ACCOUNTS:

IRA ACCOUNTS

Account establishment fee - $25.00*
Annual account maintenance fee (after 1st year account is opened) - $25.00* Account Liquidation fee (in lieu of annual maintenance fee) - $25.00*


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* Includes custodian fee (currently $8.00 per year) charged by custodian to the
Administrator. If this fee is increased by Custodian Bank, the account establishment, maintenance and liquidation fee charged to IRA accounts by the Administrator will increase accordingly.


 REGULAR ACCOUNTS

Non IRA Accounts (regular accounts) opened for an amount under $2,000 ** will be subject to a $10.00 account establishment fee and a $10.00 annual maintenance fee as long as the amount subscribed to the account is under $2,000.

** The Administrator may request from the Board of Directors, permission to increase this threshold level to $5,000 if after the first year of Fund operations, or at any point in time thereafter, it is determined that a substantial portion (40% or more) of non IRA shareholder accounts in the Fund hold between $2,000 and $5,000 in subscribed capital.

(C) SPECIAL REPORTS.

         All reports and /or analyses requested by the Fund, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of fund administrative activities as specified in Section 1 of this Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

                       Labor:
                         Senior staff - $150.00/hr.
                         Junior staff - $ 75.00/hr.



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                                   SCHEDULE B

                 PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:


                              THE MP 63 FUND, INC.


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